UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): May 17, 2002


                             Klever Marketing, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)




          Delaware                     000-18730                 363688583
          ---------
(State or other jurisdiction        (Commission File           (IRS Employer
      of incorporation)                 Number)             Identification No.)



            350 West Broadway, Suite 201, Salt Lake City, Utah 84101
            --------------------------------------------------------
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 322-1221
                                                           --------------




                                       N/A
         (Former name or former address, if changed since last report.)



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Item 9.  Regulation FD Disclosure

The Company has entered into a Term Sheet with a private investor for an infusion of capital to fund the installation of the Company's "show case" store in the Salt Lake City, Utah area, and subsequent roll-out into previously contracted retail grocery store chains.

The Term Sheet, which reflects a privately negotiated transaction, calls for the investor to purchase $1.5 million of unregistered Class D convertible preferred stock at the price of $10.50 per Class D share, which would be convertible into common stock at the price of $1.05 per common share, accompanied by warrants entitling the investor to purchase at the price of $0.30 per common share an additional block of common shares equal to the number of shares into which the Class D preferred stock is converted. The investor would also be entitled to a seat on the Company's board of directors. The Term Sheet also calls for the investor to contribute certain real estate located in California to the Company valued at $5 million in exchange for unregistered Class E non-convertible, non-voting preferred stock at the price of $1.05 per Class E share, bearing a cumulative annual dividend of 7%, subject to mandatory redemption (in cash or common shares at $1.05 per share) at the earlier of five years following the closing or at such time following the second anniversary of the closing as the Company's common stock trades at or above $5 per share for 60 consecutive business days.

The transaction is subject to customary conditions, including negotiation of a definitive purchase agreement and completion of due diligence investigations and receipt of opinions of counsel and accountants, and is expected to be consummated by mid-June, 2002. There can be no assurance that the transaction will in fact be consummated.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     Klever Marketing, Inc.


Date: May 30, 2002                                   By: /s/ Richard J. Trout
                                                     ---------------------------
                                                     Richard J. Trout, President




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